                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[  ] Pre-Effective Amendment No.         [  ] Post-Effective Amendment No.  2
                                 ------                                   ------
                        (Check appropriate box or boxes)

Exact Name of Registrant as Specified in Charter:    Area Code and
                                                     Telephone Number:

      AMERICAN CENTURY INVESTMENT TRUST                    (816) 531-5575
------------------------------------------------     ---------------------------

Address of Principal Executive Offices: (Number, Street, City, State, Zip Code)

                  4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
--------------------------------------------------------------------------------

 Name and Address of Agent for Service: (Number, Street, City, State, Zip Code)

DAVID C. TUCKER, ESQ., 4500 MAIN STREET, 9TH FLOOR, KANSAS CITY, MISSOURI 64111
--------------------------------------------------------------------------------

Title of Securities Being Registered:

      *  SELECT BOND FUND
      *  HIGH-YIELD BOND FUND

Calculation of Registration Fee under the Securities Act of 1933: No filing fee is due because of reliance on Section 24(f).

                                EXPLANATORY NOTE

     This Post-Effective  Amendment No. 2 to the Registration  Statement on Form
N-14 (File No. 33-65170) of American Century Investment Trust (the "Registration
Statement")  is being filed  pursuant to Rule 462(d) under the Securities Act of
1933, as amended,  solely for the purpose of filing certain  executed  copies of exhibits to the Registration Statement.

     Parts  A and B are  incorporated  herein  by  reference  to  Post-Effective
Amendment No. 1 to this Registration Statement (File No. 33-65170),  as filed on
January 27, 2006.

                                     PART C
                                OTHER INFORMATION

Item 15.  Indemnification

     As stated in Article VII,  Section 3 of the Amended and Restated  Agreement
and  Declaration of Trust,  incorporated  herein by reference as Exhibit 1, "The
Trustees shall be entitled and empowered to the fullest extent  permitted by law to  purchase  insurance  for and to provide by  resolution  or in the Bylaws for indemnification  out  of  Trust  assets  for  liability  and  for  all  expenses reasonably  incurred  or paid or  expected to be paid by a Trustee or officer in connection  with any  claim,  action,  suit,  or  proceeding  in which he or she becomes  involved by virtue of his or her capacity or former  capacity  with the
Trust.  The  provisions,  including any  exceptions and  limitations  concerning indemnification,  may be set forth in detail in the Bylaws or in a resolution of
Trustees."

     Registrant  hereby  incorporates  by  reference,  as though set forth fully herein, Article VI of the Registrant's Amended and Restated Bylaws, appearing as
Exhibit 2 herein.

     The Registrant has purchased an insurance  policy insuring its officers and directors  against  certain  liabilities  which such  officers and directors may incur  while  acting  in such  capacities  and  providing  reimbursement  to the
Registrant for sums which it may be permitted or required to pay to its officers and directors by way of  indemnification  against such  liabilities,  subject in either case to clauses respecting deductibility and participation.

Item 16.  Exhibits

     (1)  (a) Amended and Restated  Agreement  and  Declaration  of Trust, dated
March 26, 2004 (filed  electronically as Exhibit a to  Post-Effective  Amendment
No. 24 to the Registration Statement of the Registrant on May 26, 2004, File No.
33-65170, and incorporated herein by reference).

          (b)  Amendment  No.  1 to  the  Amended  and  Restated  Agreement  and
Declaration of Trust, dated June 14, 2004 (filed electronically as Exhibit a2 to
Post-Effective  Amendment No. 24 to the Registration Statement of the Registrant
on July 29, 2004, File No. 33-65170, and incorporated herein by reference).

          (c)  Amendment  No.  2 to  the  Amended  and  Restated  Agreement  and
Declaration of Trust,  dated April 20, 2005 (filed  electronically as Exhibit a3 to  Post-Effective  Amendment  No.  26 to  the  Registration  Statement  of  the
Registrant  on May 16,  2005,  File No.  33-65170,  and  incorporated  herein by reference).

          (d)  Amendment  No.  3 to  the  Amended  and  Restated  Agreement  and
Declaration of Trust, dated June 30, 2005 (filed electronically as Exhibit a4 to
Post-Effective  Amendment No. 28 to the Registration Statement of the Registrant
on July 28, 2005, File No. 33-65170, and incorporated herein by reference).

          (e)  Amendment  No.  4 to  the  Amended  and  Restated  Agreement  and
Declaration of Trust,  dated December 12, 2005 (filed  electronically as Exhibit
1(e) to the  Registration  Statement on Form N-14 of the  Registrant on December
22, 2005, File No. 33-79482, and incorporated herein by reference).

     (2)   Amended  and   Restated   Bylaws,   dated   August  26,  2004  (filed
electronically  as  Exhibit  b  to  Post-Effective   Amendment  No.  25  to  the
Registration  Statement of the Registrant on March 9, 2005,  File No.  33-65170,
and incorporated herein by reference).

     (3)  Not applicable.

     (4) (a) Agreement and Plan of Reorganization with Mason Street Funds, Inc., dated December 14, 2005, (filed  electronically as Exhibit 4 to the Registration
Statement  on Form  N-14 of the  Registrant  on  December  22,  2005,  File  No.
33-79482, and incorporated herein by reference).

          (b) First  Amendment to Agreement  and Plan of  Reorganization,  dated
January 23, 2006, is included herein.

          (c) Second  Amendment to Agreement and Plan of  Reorganization,  dated
March 30, 2006, is included herein.

     (5)  Registrant hereby incorporates by reference, as though set forth fully herein,  Article  III,  Article IV,  Article V,  Article VI and Article  VIII of
Registrant's Amended and Restated Agreement and Declaration of Trust,  appearing as Exhibit a1 herein and Article II,  Article VII,  Article VIII, and Article IX
of Registrant's Amended and Restated Bylaws, incorporated herein by reference.

     (6)  (a) Amended and Restated  Management  Agreement  with American Century
Investment  Management,  Inc.,  dated July 29,  2005  (filed  electronically  as
Exhibit d to  Post-Effective  Amendment No. 38 to the Registration  Statement of
the Registrant on July 28, 2005, File No. 33-65170,  and incorporated  herein by reference).

          (b) Management Agreement with American Century Investment  Management,
Inc., dated March 30, 2006 (filed electronically as Exhibit d2 to Post-Effective
Amendment No. 32 to the  Registration  Statement of the  Registrant on March 31,
2006, File No. 33-65170, and incorporated herein by reference).

          (c) Investment  Subadvisory  Agreement with Mason Street Advisors LLC, dated  March 30,  2006  (filed  electronically  as Exhibit d3 to  Post-Effective
Amendment No. 32 to the  Registration  Statement of the  Registrant on March 31,
2006, File No. 33-65170, and incorporated herein by reference).

     (7)  (a) Amended and Restated  Distribution Agreement with American Century
Investment  Services,  Inc., dated September 29, 2005 (filed  electronically  as
Exhibit e to  Post-Effective  Amendment No. 41 to the Registration  Statement of
American Century Quantitative Equity Funds, Inc. on September 29, 2005, File No.
33-19589, and incorporated herein by reference).

          (b) Amended and Restated Distribution  Agreement with American Century
Investment Services, Inc., dated March 30, 2006 (filed electronically as Exhibit
e to Post-Effective  Amendment No. 23 to the Registration  Statement of American
Century Strategic Asset Allocations,  Inc. on March 30, 2006, File No. 33-79482,
and incorporated herein by reference).

     (8)  Not applicable.

     (9) (a) Master  Agreement with Commerce Bank, N. A., dated January 22, 1997
(filed  electronically as Exhibit b8e to Post-Effective  Amendment No. 76 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 28,
1997, File No. 2-14213, and incorporated herein by reference).

          (b) Global Custody  Agreement  with The Chase  Manhattan  Bank,  dated
August 9, 1996 (filed  electronically as Exhibit b8 to Post-Effective  Amendment
No. 31 to the Registration Statement of American Century Government Income Trust
on February 7, 1997, File No. 2-99222, and incorporated herein by reference).

          (c) Amendment to the Global Custody Agreement with The Chase Manhattan
Bank,   dated  December  9,  2000  (filed   electronically   as  Exhibit  g2  to
Pre-Effective  Amendment No. 2 to the Registration Statement of American Century
Variable  Portfolios  II,  Inc.  on  January 9, 2001,  File No.  333-46922,  and
incorporated herein by reference).

          (d) Amendment No. 2 to the Global Custody  Agreement  between American
Century  Investments and the JPMorgan Chase Bank, dated as of May 1, 2004 (filed electronically  as  Exhibit  g4  to  Post-Effective  Amendment  No.  35  to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (e) Chase Manhattan Bank Custody Fee Schedule,  dated October 19, 2000
(filed  electronically as Exhibit g5 to  Post-Effective  Amendment No. 35 to the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (f) Custodian and  Investment  Accounting  Agreement with State Street
Bank and Trust Company,  dated May 27, 2005 (filed  electronically as Exhibit g6 to  Post-Effective  Amendment  No.  27 to  the  Registration  Statement  of  the
Registrant  on May 27,  2005,  File No.  33-65170,  and  incorporated  herein by reference).

     (10) (a) Master Distribution and Shareholder Services Plan (Advisor Class),
dated  August 1, 1997,  (filed  electronically  as Exhibit m1 to  Post-Effective
Amendment  No. 32 to the  Registration  Statement  of  American  Century  Target
Maturities Trust on January 31, 2000, File No. 2-94608,  and incorporated herein by reference).

          (b) Amendment to the Master Distribution and Shareholder Services Plan
(Advisor  Class),  dated June 29,  1998 (filed  electronically  as Exhibit m2 to
Post-Effective  Amendment  No.  32 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 31, 2000,  File No.  2-94608,  and
incorporated herein by reference).

          (c)  Amendment  No.  1 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor  Class),  dated August 1, 2001 (filed  electronically  as
Exhibit m3 to Post-Effective  Amendment No. 44 to the Registration  Statement of
American Century Government Income Trust on July 31, 2001, File No. 2-99222, and
incorporated herein by reference).

          (d)  Amendment  No.  2 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class),  dated December 3, 2001 (filed  electronically as
Exhibit m4 to Post-Effective  Amendment No. 16 to the Registration  Statement of
the Registrant on November 30, 2001, File No. 33-65170,  and incorporated herein by reference).

          (e)  Amendment  No.  3 to  the  Master  Distribution  and  Shareholder
Services  Plan  (Advisor  Class),  dated July 1, 2002 (filed  electronically  as
Exhibit m5 to Post-Effective  Amendment No. 38 to the Registration  Statement of
American Century Target  Maturities Trust on January 31, 2005, File No. 2-94608,
and incorporated herein by reference).

          (f)  Amendment  No.  4 to  the  Master  Distribution  and  Shareholder
Services  Plan  (Advisor  Class),  dated May 1, 2004  (filed  electronically  as
Exhibit m6 to Post-Effective  Amendment No. 35 to the Registration  Statement of
American  Century  Quantitative  Equity Funds,  Inc. on April 29, 2004, File No.
33-19589, and incorporated herein by reference).

          (g)  Amendment  No.  5 to  the  Master  Distribution  and  Shareholder
Services  Plan (Advisor  Class),  dated July 29, 2005 (filed  electronically  as
Exhibit m7 to Post-Effective  Amendment No. 51 to the Registration  Statement of
American Century Government Income Trust on July 28, 2005, File No. 2-99222, and
incorporated herein by reference).

          (h)  Amendment  No.  6 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated September 29, 2005 (filed electronically as
Exhibit m8 to Post-Effective  Amendment No. 41 to the Registration  Statement of
American Century Quantitative Equity Funds, Inc. on September 29, 2005, File No.
33-19589, and incorporated herein by reference).

          (i) Master  Distribution and Individual  Shareholder  Services Plan (C
Class),  dated  September  16,  2000  (filed  electronically  as  Exhibit  m3 to
Post-Effective  Amendment  No.  35 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on April  17,  2001,  File No.  2-94608,  and
incorporated herein by reference).

          (j)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated August 1, 2001 (filed  electronically as Exhibit m5 to Post-Effective  Amendment No. 44 to the Registration  Statement
of American Century  Government Income Trust on July 31, 2001, File No. 2-99222,
and incorporated herein by reference).

          (k)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   December   3,  2001  (filed
electronically  as  Exhibit  m7  to  Post-Effective  Amendment  No.  16  to  the
Registration  Statement  of the  Registrant  on  November  30,  2001,  File  No.
33-65170, and incorporated herein by reference).

          (l)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated July 1, 2002 (filed electronically as
Exhibit m9 to Post-Effective  Amendment No. 17 to the Registration  Statement of
the Registrant on June 28, 2002, File No. 33-65170,  and incorporated  herein by reference).

          (m)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   September  3,  2002  (filed
electronically  as  Exhibit  m5  to  Post-Effective  Amendment  No.  35  to  the
Registration  Statement of American  Century  Municipal  Trust on September  30,
2002, File No. 2-91229, and incorporated herein by reference).

          (n)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated January 2, 2004 (filed electronically as Exhibit m6 to Post-Effective  Amendment No. 42 to the Registration  Statement
of American Century Municipal Trust, on February 26, 2004, File No. 2-91229, and
incorporated herein by reference).

          (o)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated May 1, 2004 (filed  electronically as
Exhibit m13 to Post-Effective  Amendment No. 35 to the Registration Statement of
American  Century  Quantitative  Equity Funds,  Inc. on April 29, 2004, File No.
33-19589, and incorporated herein by reference).

          (p)  Amendment  No.  7  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated May 1, 2005 (filed  electronically as
Exhibit m15 to Post-Effective  Amendment No. 38 to the Registration Statement of
American  Century  Quantitative  Equity  Funds,  Inc. on May 13, 2005,  File No.
33-19589, and incorporated herein by reference).

          (q)  Amendment  No.  8  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (C  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m17  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
September 29, 2005, File No. 33-19589, and incorporated herein by reference).

          (r)  Amendment  No.  9  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated March 30, 2006 (filed  electronically as Exhibit m10 to Post-Effective  Amendment No. 50 to the Registration Statement
of American  Century  Municipal Trust on March 31, 2006,  File No. 2-91229,  and
incorporated herein by reference).

          (s) Master  Distribution and Individual  Shareholder  Services Plan (A
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m6  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (t)  Amendment  No.  1 to  the  Master  Distribution  and  Shareholder
Services  Plan (A Class),  dated  February  27,  2004 (filed  electronically  as
Exhibit m18 to Post-Effective Amendment No. 104 to the Registration Statement of
American Century Mutual Funds, Inc. on February 26, 2004, File No. 2-14213,  and
incorporated herein by reference).

          (u)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m22  to  Post-Effective  Amendment  No.  106 to the
Registration Statement of the Registrant on November 29, 2004, File No. 2-14213,
and incorporated herein by reference).

          (v)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m23  to  Post-Effective  Amendment  No.  106 to the
Registration Statement of the Registrant on November 29, 2004, File No. 2-14213,
and incorporated herein by reference).

          (w)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated May 1, 2005 (filed  electronically as
Exhibit m13 to Post-Effective  Amendment No. 44 to the Registration Statement of
American  Century  Municipal  Trust  on May 13,  2005,  File  No.  2-91229,  and
incorporated herein by reference).

          (x)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m25  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement of American Century World Mutual Funds, Inc. on November
30, 2005, File No. 33-39242, and incorporated herein by reference).

          (y)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated March 30, 2006 (filed  electronically as Exhibit m27 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (z) Master  Distribution and Individual  Shareholder  Services Plan (B
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m7  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (aa)  Amendment  No.  1 to the  Master  Distribution  and  Shareholder
Services  Plan (B Class),  dated  February  27,  2004 (filed  electronically  as
Exhibit m20 to Post-Effective Amendment No. 104 to the Registration Statement of
American Century Mutual Funds, Inc. on February 26, 2004, File No. 2-14213,  and
incorporated herein by reference).

          (bb)  Amendment  No.  2 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  30,  2004  (filed
electronically  as Exhibit  m26 to  Post-Effective  No. 106 to the  Registration
Statement  of the  Registrant  on  November  29,  2004,  File No.  2-14213,  and
incorporated herein by reference).

          (cc)  Amendment  No.  3 to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (B  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m27  to  Post-Effective  Amendment  No.  106 to the
Registration Statement of the Registrant on November 29, 2004, File No. 2-14213,
and incorporated herein by reference).

          (dd)  Amendment  No.  4 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated May 1, 2005 (filed  electronically as
Exhibit m18 to Post-Effective  Amendment No. 44 to the Registration Statement of
American  Century  Municipal  Trust  on May 13,  2005,  File  No.  2-91229,  and
incorporated herein by reference).

          (ee)  Amendment  No.  5 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m31  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement of American Century World Mutual Funds, Inc. on November
30, 2005, File No. 33-39242, and incorporated herein by reference).

          (ff)  Amendment  No.  6 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated March 30, 2006 (filed  electronically as Exhibit m34 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (gg) Master Distribution and Individual  Shareholder  Services Plan (R
Class),  dated  August  29,  2003  (filed   electronically  as  Exhibit  m16  to
Post-Effective  Amendment  No.  17 to the  Registration  Statement  of  American
Century Strategic Asset Allocations, Inc. on August 28, 2003, File No. 33-79482,
and incorporated herein by reference).

          (hh)  Amendment  No.  1 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class), dated May 1, 2004 (filed  electronically as
Exhibit m15 to Post-Effective  Amendment No. 35 to the Registration Statement of
American Century  Quantitative  Equity Funds,  Inc., on April 29, 2004, File No.
33-19589, and incorporated herein by reference).

          (ii)  Amendment  No.  2 to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (R  Class),   dated   February  24,  2005  (filed
electronically  as Exhibit m30 to  Post-Effective  Amendment  No. 22 of American
Century Strategic Asset Allocations,  Inc. on March 30, 2005, File No. 33-79482,
and incorporated herein by reference).

          (jj)  Amendment  No.  3 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class),  dated July 29, 2005 (filed  electronically as Exhibit m33 to Post-Effective Amendment No. 111 to the Registration Statement
of American Century Mutual Funds,  Inc. on July 28, 2005, File No. 2-14213,  and
incorporated herein by reference).

          (kk)  Amendment  No.  4 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (R  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m22  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
September 29, 2005, File No. 33-19589, and incorporated herein by reference).

          (ll)  Amendment  No.  5 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class), dated March 30, 2006 (filed  electronically as Exhibit m40 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (mm) Amended and Restated Multiple Class Plan, dated September 3, 2002
(filed  electronically as Exhibit n1 to  Post-Effective  Amendment No. 35 to the
Registration  Statement of American  Century  California  Tax-Free and Municipal
Funds on  December  17,  2002,  File No.  2-82734,  and  incorporated  herein by reference).

          (nn) Amendment No. 1 to the Amended and Restated  Multiple Class Plan,
dated December 31, 2002 (filed  electronically  as Exhibit n2 to  Post-Effective
Amendment No. 39 to the  Registration  Statement of American  Century  Municipal
Trust on  December  23,  2002,  File No.  2-91229,  and  incorporated  herein by reference).

          (oo) Amendment No. 2 to the Amended and Restated  Multiple Class Plan,
dated  August 29, 2003  (filed  electronically  as Exhibit n3 to  Post-Effective
Amendment No. 17 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on August 28, 2003, File No. 33-79482, and incorporated herein by reference).

          (pp) Amendment No. 3 to the Amended and Restated  Multiple Class Plan,
dated February 27, 2004 (filed  electronically  as Exhibit n4 to  Post-Effective
Amendment  No. 104 to the  Registration  Statement  of American  Century  Mutual
Funds, Inc. on February 26, 2004, File No. 2-14213,  and incorporated  herein by reference).

          (qq) Amendment No. 4 to the Amended and Restated  Multiple Class Plan,
dated  May  1,  2004  (filed  electronically  as  Exhibit  n5 to  Post-Effective
Amendment No. 35 to the Registration  Statement of American Century Quantitative
Equity Funds, Inc. on April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (rr) Amendment No. 5 to the Amended and Restated  Multiple Class Plan,
dated  August 1, 2004  (filed  electronically  as Exhibit  n6 to  Post-Effective
Amendment  No. 24 to the  Registration  Statement of the  Registrant on July 29,
2004, File No. 33-65170, and incorporated herein by reference).

          (ss) Amendment No. 6 to the Amended and Restated  Multiple Class Plan,
dated September 30, 2004 (filed  electronically  as Exhibit n7 to Post-Effective
Amendment No. 20 to the  Registration  Statement of American  Century  Strategic
Asset  Allocations,   Inc.  on  September  29,  2004,  File  No.  33-79482,  and
incorporated herein by reference).

          (tt) Amendment No. 7 to the Amended and Restated  Multiple Class Plan,
dated November 17, 2004 (filed  electronically  as Exhibit n8 to  Post-Effective
Amendment  No. 106 to the  Registration  Statement  of American  Century  Mutual
Funds, Inc. on November 29, 2004, File No. 2-14213,  and incorporated  herein by reference).

          (uu) Amendment No. 8 to the Amended and Restated  Multiple Class Plan,
dated February 24, 2005 (filed  electronically  as Exhibit n9 to  Post-Effective
Amendment No. 22 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on March 30, 2005, File No. 33-79482,  and incorporated herein by reference).

          (vv) Amendment No. 9 to the Amended and Restated  Multiple Class Plan,
dated July 29,  2005  (filed  electronically  as Exhibit  n10 to  Post-Effective
Amendment  No. 111 to the  Registration  Statement  of American  Century  Mutual
Funds,  Inc. on July 28, 2005,  File No.  2-14213,  and  incorporated  herein by reference).

          (ww) Amendment No. 10 to the Amended and Restated Multiple Class Plan,
dated September 29, 2005 (filed  electronically as Exhibit n11 to Post-Effective
Amendment No. 41 to the Registration  Statement of American Century Quantitative
Equity Funds,  Inc. on September 29, 2005, File No.  33-19589,  and incorporated herein by reference).

          (xx) Amendment No. 11 to the Amended and Restated Multiple Class Plan,
dated  March 30,  2006 (filed  electronically  as Exhibit n12 to  Post-Effective
Amendment No. 23 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on March 30, 2006, File No. 33-79482,  and incorporated herein by reference).

          (yy) Letter  Agreement with American  Century  Investment  Management,
Inc.,   dated  March  30,  2006   (filed   electronically   as  Exhibit  n13  to
Post-Effective  Amendment  No.  42 to the  Registration  Statement  of  American
Century  World Mutual  Funds,  Inc. on March 30, 2006,  File No.  33-39242,  and
incorporated herein by reference).

     (11)  Opinion  and  Consent of  Counsel,  dated  December  22,  2005 (filed electronically  as Exhibit 11 to the Registration  Statement on Form N-14 of the
Registrant on December 22, 2005, File No. 33-79482,  and incorporated  herein by reference).

     (12) (a) Opinion and Consent of Ernst & Young as to the Federal  income tax consequences  of  proposed  Reorganization,  dated March 31,  2006,  is included herein.

          (b) Opinion and Consent of Ernst & Young as to the Federal  income tax consequences  of  proposed  Reorganization,  dated March 31,  2006,  is included herein.

     (13) (a)  Transfer  Agency   Agreement  with  American   Century  Services
Corporation,  dated  August  1,  1997  (filed  electronically  as  Exhibit  9 to
Post-Effective  Amendment  No.  33 to the  Registration  Statement  of  American
Century  Government  Income  Trust  on July 31,  1997,  File  No.  2-99222,  and
incorporated herein by reference).

          (b) Amendment No. 1 to the Transfer Agency Agreement  American Century
Services Corporation, dated June 29, 1998 (filed electronically as Exhibit 9b to
Post-Effective  Amendment  No.  23 to the  Registration  Statement  of  American
Century  Quantitative  Equity Funds on June 29,  1998,  File No.  33-19589,  and
incorporated herein by reference).

          (c) Amendment  No. 2 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated November 20, 2000 (filed electronically as
Exhibit h4 to Post-Effective  Amendment No. 30 to the Registration  Statement of
American Century  California  Tax-Free and Municipal Funds on December 29, 2000,
File No. 2-82734, and incorporated herein by reference).

          (d) Amendment  No. 3 to the Transfer  Agency  Agreement  with American
Century  Services  Corporation,  dated August 1, 2001 (filed  electronically  as
Exhibit h5 to Post-Effective  Amendment No. 44 to the Registration  Statement of
American Century Government Income Trust on July 31, 2001, File No. 2-99222, and
incorporated herein by reference).

          (e) Amendment  No. 4 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated December 3, 2001 (filed  electronically as
Exhibit h6 to Post-Effective  Amendment No. 16 to the Registration  Statement of
the Registrant on November 30, 2001, File No. 33-65170,  and incorporated herein by reference).

          (f) Amendment  No. 5 to the Transfer  Agency  Agreement  with American
Century  Services  Corporation,  dated  July 1, 2002  (filed  electronically  as
Exhibit h6 to Post-Effective  Amendment No. 17 to the Registration  Statement of
the Registrant on June 28, 2002, File No. 33-65170,  and incorporated  herein by reference).

          (g) Amendment  No. 6 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated September 3, 2002 (filed electronically as
Exhibit h7 to Post-Effective  Amendment No. 35 to the Registration  Statement of
American  Century  Municipal Trust on September 30, 2002, File No. 2-91229,  and
incorporated herein by reference).

          (h) Amendment  No. 7 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated December 31, 2002 (filed electronically as
Exhibit h8 to  Post-Effective  Amendment No. 4 to the Registration  Statement of
American  Century  Variable  Portfolios II, Inc. on December 23, 2002,  File No.
333-46922, and incorporated herein by reference).

          (i) Amendment  No. 8 to the Transfer  Agency  Agreement  with American
Century Services Corporation, dated May 1, 2004 (filed electronically as Exhibit
h10 to Post-Effective Amendment No. 35 to the Registration Statement of American
Century  Quantitative  Equity Funds,  Inc. on April 29, 2004, File No. 33-19589,
and incorporated herein by reference).

          (j) Amendment  No. 9 to the Transfer  Agency  Agreement  with American
Century Services,  LLC, dated May 1, 2005 (filed electronically as Exhibit h9 to
Post-Effective  Amendment  No.  38 to the  Registration  Statement  of  American
Century Quantitative Equity Funds, Inc. on May 13, 2005, File No. 33-19589,  and
incorporated herein by reference).

          (k) Amendment No. 10 to the Transfer  Agency  Agreement  with American
Century Services, LLC, dated September 29, 2005 (filed electronically as Exhibit
h11 to Post-Effective Amendment No. 41 to the Registration Statement of American
Century  Quantitative  Equity  Funds,  Inc.  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

          (l) Amendment No. 11 to the Transfer  Agency  Agreement  with American
Century Services, LLC, dated March 30, 2006 (filed electronically as Exhibit h12 to  Post-Effective  Amendment No. 50 to the  Registration  Statement of American
Century  Municipal Trust on March 31, 2006, File No. 2-91229,  and  incorporated herein by reference).

          (m) Credit  Agreement  with  JPMorgan  Chase Bank,  as  Administrative
Agent,  dated  December  17,  2003  (filed   electronically  as  Exhibit  h9  to
Post-Effective  Amendment  No.  39 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 30, 2004,  File No.  2-94608,  and
incorporated herein by reference).

          (n) Termination,  Replacement and Restatement  Agreement with JPMorgan
Chase Bank N.A.,  as  Administrative  Agent,  dated  December  14,  2005  (filed electronically  as Exhibit 13(n) to the  Registration  Statement on Form N-14 of
the Registrant on December 22, 2005, File No. 33-79482,  and incorporated herein by reference).

          (o) Customer  Identification Program Reliance Agreement,  dated August
26, 2004 (filed  electronically as Exhibit h2 to Post-Effective  Amendment No. 1
to the Registration  Statement of American Century Asset Allocation  Portfolios,
Inc. on September  1, 2004,  File No.  333-116351,  and  incorporated  herein by reference).

     (14) (a)  Consent of  PricewaterhouseCoopers  LLP,  independent  registered public accounting firm, dated January 26, 2006 (filed  electronically as Exhibit
14a to Post-Effective Amendment No. 1 to the Registration Statement on Form N-14
of the  Registrant  on January 27, 2006,  File No.  33-65170,  and  incorporated herein by reference).

          (b)  Consent of  PricewaterhouseCoopers  LLP,  independent  registered public accounting firm, dated January 26, 2006 (filed  electronically as Exhibit
14b to Post-Effective Amendment No. 1 to the Registration Statement on Form N-14
of the  Registrant  on January 27, 2006,  File No.  33-65170,  and  incorporated herein by reference).

     (15) Not applicable.

     (16) (a) Power of Attorney, dated December 2, 2005 (filed electronically as
Exhibit j2 to Post-Effective  Amendment No. 29 to the Registration  Statement of
the Registrant on December 14, 2005, File No. 33-65170,  and incorporated herein by reference).

          (b)   Secretary's   Certificate,   dated   December   2,  2005  (filed
electronically  as  Exhibit  j3  to  Post-Effective  Amendment  No.  29  to  the
Registration  Statement  of the  Registrant  on  December  14,  2005,  File  No.
33-65170, and incorporated herein by reference).

     (17) Form of Proxy (filed  electronically  as Exhibit 17 to  Post-Effective
Amendment No. 1 to the  Registration  Statement on Form N-14 of American Century
Mutual  Funds,  Inc. on January 27, 2006,  File No.  2-14213,  and  incorporated herein by reference).

Item 17. Undertakings

Not applicable.

                                   SIGNATURES

     As required by the  Securities Act of 1933, as amended,  this  Registration
Statement  has been  signed on behalf of the  Registrant,  in the City of Kansas
City, State of Missouri on the 16th day of June, 2006.

                               AMERICAN CENTURY INVESTMENT TRUST
                               (Registrant)

                               By: /*/ William M. Lyons
                                   --------------------------------------------
                                   President and Principal Executive Officer

     As required by the Securities Act of 1933, this Registration  Statement has been  signed  by the  following  persons  in  the  capacities  and on the  dates indicated.

SIGNATURE                         TITLE                            DATE
---------                         -----                            ----

*William M. Lyons              President, Principal             June 16, 2006
------------------------       Executive Officer
William M. Lyons               and Trustee

*Maryanne Roepke               Senior Vice President,           June 16, 2006
------------------------       Treasurer and Chief
Maryanne Roepke                Financial Officer

*John Freidenrich              Trustee                          June 16, 2006
------------------------
John Freidenrich

*Ronald J. Gilson              Chairman of the                  June 16, 2006
------------------------       Board and Trustee
Ronald J. Gilson

*Kathryn A. Hall               Trustee                          June 16, 2006
------------------------
Kathryn A. Hall

*Myron S. Scholes              Trustee                          June 16, 2006
------------------------
Myron S. Scholes

*Kenneth E. Scott              Trustee                          June 16, 2006
------------------------
Kenneth E. Scott

*John B. Shoven                Trustee                          June 16, 2006
------------------------
John B. Shoven

*Jeanne D. Wohlers             Trustee                          June 16, 2006
------------------------
Jeanne D. Wohlers

*By:  /s/ Kathleen Gunja Nelson
      ---------------------------------------------
      Kathleen Gunja Nelson
      Attorney-in-Fact
      (pursuant to Power of Attorney
      dated December 2, 2005)